Exhibit 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

The following summary of the material terms of the securities of Mondee Holdings, Inc. that are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our securities does not purport to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to the full text of Amended and Restated Certificate of Incorporation, dated July 18, 2022, (as may be amended from time to time by certificates of designation or otherwise, the “Certificate of Incorporation”) and our bylaws, as adopted on July 18, 2022 (the “Bylaws”), copies of which have been filed as exhibits to this Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). We urge you to read our Certificate of Incorporation and our Bylaws in their entirety for a complete description of the rights and preferences of our securities. As used in this Exhibit, references to our “Company,” “we,” “our” or “us” refer solely to Mondee Holdings, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Authorized Capitalization

General

Our Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of capital stock, consisting of (i) 750,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), and (ii) 250,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 85,000 shares of Preferred Stock are designated as Series A (the “Series A Preferred Stock”) pursuant to that certain Certificate of Designation, dated September 29, 2022 (the “Series A Certificate of Designation”). The Common Stock consists of (a) 500,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (b) 250,000,000 shares of Class C Common Stock.

As of March 31, 2023, we had 82,266,160 shares of Class A Common Stock outstanding and 85,000 shares of Series A Preferred Stock outstanding.

Common Stock

Voting Rights

Except as otherwise provided herein or expressly required by law, each holder of our Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by the stockholders of the Company. Except as otherwise required in the Certificate of Incorporation or by applicable law, holders of our Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that alters or changes the rights, powers, preferences or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to Delaware General Corporation Law (“DGCL”).

Dividend Rights

Subject to applicable law and the rights and preferences of any holders of any outstanding Preferred Stock and any other provisions of the Certificate of Incorporation, holders of our Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of our Company when, as, and if declared thereon by our board of directors (the “Board”), in its discretion from time to time out of the assets or funds of the Company that are legally available therefor.

Rights upon Liquidation, Dissolution and Winding Up

Subject to the rights of holders of Preferred Stock, in the event of any liquidation, dissolution or winding up of its affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of Common Stock and the holders of any other class or series of capital stock ranking equally with the Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Transfer Rights

Subject to applicable law and the transfer restrictions set forth in Article VII of the Bylaws, shares of Common Stock, and the rights and obligations associated therewith, shall be fully transferable to any transferee.

Preemptive or Other Rights

All of the issued shares of Common Stock of the Company are fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of the Series A Preferred Stock and any other Preferred Stock that we may issue in the future.

Preferred Stock

In connection with the private placement of the 85,000 shares of Series A Preferred Stock and the 1,275,000 warrants to purchase 1,275,000 shares of Class A Common Stock (the “Preferred Financing Warrants”) that occurred on September 29, 2022 (the “Financing Transaction”), the Company filed the Series A Certificate of Designation with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges, qualifications, limitations and restrictions relating to the Series A Preferred Stock. The Series A Certificate of Designation became effective with the Secretary of State of the State of Delaware upon filing.

Voting Rights

Holders of Series A Preferred Stock shall not have any voting rights except in respect of such matters as set forth in the Series A Certificate of Designation or otherwise required by applicable law. On any matter on which holders of Series A Preferred Stock are entitled to vote, the holders shall vote separately as a single class with respect to the Series A Preferred Stock, in person or by proxy, at a meeting called for such purpose or by written consent without a meeting. Shares of Series A Preferred Stock held by an Excluded Holder (as defined in the Series A Certificate of Designation) shall not be entitled to vote. The Series A Preferred Stock also have certain protective provisions, such as requiring the vote of a majority of Series A Preferred Stock to change or amend their rights, powers, privileges, limitations and restrictions. So long as the holder of the majority of the Series A Preferred Stock issued on the closing date of the Financing Transaction (the “Majority Preferred Investor”) continues to own at least 50% of the shares of Series A Preferred Stock then outstanding, the Majority Preferred Investor shall have the right to appoint one observer to the Board and any committee thereof, subject to the terms and conditions set forth in the Series A Certificate of Designation.

Dividend Rights

Pursuant to the Series A Certificate of Designation, the Series A Preferred Stock is not convertible into shares of Class A Common Stock. Holders of the Series A Preferred Stock shall be entitled to receive dividends with respect to each share of Series A Preferred Stock at a rate equal to the Secured Overnight Finance Rate (“SOFR”) plus 7% per annum (which rate increases to SOFR plus 10.50% annum beginning on the second anniversary of the consummation of the Financing Transaction), payable quarterly. The Company, at its option, may redeem for cash all, but not less than all, of the outstanding shares of Series A Preferred Stock at a redemption price determined pursuant to the terms of the Series A Certificate of Designation (the “Redemption Price”). The Company has also granted holders of the Series A Preferred Stock the right to cause the Company to purchase the shares of Series A Preferred Stock any time after the fifth anniversary of the consummation of the Financing Transaction at a price equal to the stated value plus accrued and unpaid dividends. In the event a Non-Compliance Event (as defined in the Series A Certificate of Designation) occurs, the stated value and the accrued but unpaid dividends shall each accrete by an additional 0.50% each month during the continuance of such Non-Compliance Event.

The Series A Preferred Stock will, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights, rank: (a) on a parity basis with each other class or series of any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity (“Capital Stock”) of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights (such Capital Stock, “Parity Stock”); (b) junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights (such Capital Stock, “Senior Stock”); and (c) senior to the Class A Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with, or senior to, the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (except as permitted hereby) redemption rights (such Capital Stock, “Junior Stock”).

Rights upon Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock issued in accordance with the Series A Certificate of Designation and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the Redemption Price as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares of capital stock. However, the listing requirements of the Nasdaq, which would apply if and so long as our Class A Common Stock remains listed on the Nasdaq, require that stockholder approval of certain issuances equaling or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Class A Common Stock. Additional shares of Class A Common Stock that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved capital stock may be to enable the Board to issue shares of capital stock to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of our Class A Common Stock at prices higher than prevailing market prices.

Quorum; Voting
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chair of the Board or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting of the stockholders, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter will be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or the Bylaws, directors will be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series of capital stock is required, except where otherwise provided by the statute or by the Certificate of Incorporation or the Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series of capital stock, present in person, by remote communication, if applicable, or represented by proxy duly authorized, will constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by Certificate of Incorporation or the Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the outstanding shares of such class or classes or series of capital stock present in person, by remote communication, if applicable, or represented by proxy at the meeting will be the act of such class or classes or series of capital stock.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board, but shall initially consist of seven directors, which shall be divided into three classes, designated Class I, II and III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective.

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of the holders of any series of Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of voting stock of the Company then entitled to vote generally in the election of directors, voting together as a single class. In case the Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designation related to the Preferred Stock.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders, for any purpose or purposes, may be called only (i) by a majority of the Board or (ii) at any time when no annual meeting has been held for a period of 13 months after our last annual meeting, an special meeting of the stockholders in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than 10 or more than 60 days before the date fixed for such meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all such embers of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of Directors. stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our Secretary, of the stockholder’s intention to bring such business before such meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

1.the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
2.the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
3.the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Under the Certificate of Incorporation, the Company opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, DGCL 203 would make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our Company to negotiate in advance with the Board because the heightened stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the Company (provided, that such person shall be an “interested stockholder” if thereafter such person acquires additional shares of voting stock of the Company, except as a result of further corporate actions not caused by such person) does not constitute “interested stockholders” for purposes of this provision.

Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding capital stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Our Certificate of Incorporation provides, however, in addition to the votes required by law, the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative of the holders of at least a majority of the total voting power of all of the then outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class on:
•the provisions regarding the Preferred Stock;
•the provisions regarding the management of the Company, and the size of the Board, the election and removal of directors to the Board;
•the provisions regarding the prohibition on action by the stockholders by written consent in lieu of a meeting of the stockholders, which parties may call a special meeting of the stockholders, the manner for notice of a special meeting of the stockholders, and the business to be brought before the special meeting of the stockholders;
•the provisions regarding the limited liability of directors of the Company; and
•the provisions regarding exclusive forums for certain actions.

The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire Board then in office, without the assent or vote of any stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of any class or series of capital stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders requiring the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of Directors, voting together as a single class.
Limitations on Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation limits the liability of the Directors of the Company to the fullest extent permitted by law, and both the Certificate of Incorporation and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into agreements to indemnify our Directors, certain officers, and other employees as determined by the Board (collectively “Indemnitees”, and individually, an “Indemnitee”). Under the terms of such indemnification agreements, we will be required to indemnify each of Indemnitees, to the fullest extent permitted by applicable law. We will indemnify the Indemnitees against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements will also require us, if so requested, to advance within a specified number of days of such request, all reasonable fees, expenses, charges and other costs that any Indemnitee may incur, provided that such Indemnitee will return any such advance if it is ultimately determined that such Indemnitee is not entitled to indemnification by us.
Exclusive Forum

The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in the name of the Company, actions against current or former directors, officers, employees, agents or stockholders for breach of fiduciary duty, actions arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws, actions asserting a claim against the Company or any current or former Director, Officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, and actions asserting a claim against the Company or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware may be brought only in the Court of Chancery in the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware); provided, however, that the foregoing shall not apply to any suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which the federal courts of the United States of America have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complain asserting a cause of action arising under the Securities Act or the Exchange Act. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Conflicts of Interest
The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. Our Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their respective affiliates, other than those directors or affiliates who are our employees, or if such corporate opportunity was offered to any non-employee director (including any non-employee director who serves as an officer of our Company) expressly solely in his or her capacity as a director or officer of our Company. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, none of our non-employee directors or their respective affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which we or any of our affiliates has historically engaged, now engages or proposes to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or his or her affiliates acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.

Listing

Our shares of Class A Common Stock are listed on The Nasdaq Global Market under the symbol “MOND.”